DUN & BRADSTREET REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Short Hills, NJ, May 5, 2021: Dun & Bradstreet Holdings, Inc. (NYSE: DNB), a leading global provider of business decisioning data and analytics, today announced unaudited financial results for the first quarter ended March 31, 2021. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

•GAAP Revenue for the first quarter of 2021 was $504.5 million, an increase of 27.5% as reported and 26.6% on a constant currency basis compared to the first quarter of 2020; which includes the net impact of lower deferred revenue purchase accounting adjustments of $17.2 million.

•Adjusted Revenue for the first quarter of 2021 was $509.1 million, an increase of 28.6%, or 27.7% on a constant currency basis. Excluding the net impact of the Bisnode acquisition, organic revenue, before the effect of foreign exchange, was $420.4 million, an increase of 5.7% compared to first quarter of 2020, which also included a 4.4 percentage point impact from the net impact of lower deferred revenue purchase accounting adjustments of $17.2 million.

•Net loss for the first quarter of 2021 was $25.0 million, or diluted loss per share of $0.06, compared to a net income of $41.9 for the prior year quarter, and adjusted net income of $97.8 million, or adjusted diluted earnings per share of $0.23.

•Adjusted EBITDA for the first quarter of 2021 was $185.6 million, up 37.4% compared to the first quarter of 2020, and adjusted EBITDA margin of 36.5%, an increase of 240 basis points; which includes the net impact of lower deferred revenue purchase accounting adjustments of $17.2 million. Excluding the net impact of the Bisnode acquisition, consolidated adjusted EBITDA margin was 39.1% for the three months ended March 31, 2021, an improvement of 500 basis points compared to the prior year quarter, partially due to the lower net purchase accounting deferred revenue adjustments of $17.2 million which had an impact of 280 basis points on the year over year margin improvement.

“We are off to a strong start as we continue with our transformation and the execution of our near-term and long-term objectives. We finished the first quarter with solid financial results and made significant progress with the integration of Bisnode.” said Anthony Jabbour, Dun & Bradstreet Chief Executive Officer.
Segment Results

North America

For the first quarter of 2021, North America revenue was $339.4 million, a decrease of $2.1 million or 0.6% as reported and 0.7% on a constant currency basis compared to the first quarter of 2020. North America revenue was negatively impacted by the acquisition of Bisnode with post acquisition sales treated as intercompany revenue. Excluding the positive impact of foreign exchange of $0.4 million and the negative impact of the Bisnode acquisition of $1.3 million, North America organic revenue decreased less than 1%.

•Finance and Risk revenue for the first quarter of 2021 was $190.5 million, a decrease of $2.3 million or 1.2% as reported and 1.4% on a constant currency basis compared to the first quarter of 2020. Revenues decreased primarily due to lower revenue attributable to the impact of COVID-19, partially offset by new business from our Government solutions and Risk and Compliance solutions.

•Sales and Marketing revenue for the first quarter of 2021 was $148.9 million, an increase of $0.2 million or less than 1% both as reported and on a constant currency basis compared to the first quarter of 2020. The increase was primarily due to increases in Sales and Marketing solution data sales, partially offset by lower royalty revenues from the Data.com legacy partnership.

North America adjusted EBITDA for the first quarter of 2021 was $151.0 million, an increase of 4.5%, with adjusted EBITDA margin of 44.5%, an increase of 220 basis points both compared to the first quarter of 2020.

International

International revenue for the first quarter of 2021 was $169.9 million, an increase of $98.3 million or 137.3% as reported and 130.9% on a constant currency basis compared to the first quarter of 2020. Excluding the net impact of the Bisnode acquisition, organic revenue before the effect of foreign exchange increased 9%.

•Finance and Risk revenue for the first quarter of 2021 was $107.4 million, an increase of $48.8 million or 83.2% as reported, and 78.0% on a constant currency basis compared to the first quarter of 2020. Organic revenue before the effect of foreign exchange increased 7%, driven by growth across all markets, including higher revenue due to increased cross border data sales and growth from our Greater China market related to risk and compliance solutions and newly introduced API offerings.

•Sales and Marketing revenue for the first quarter of 2021 was $62.5 million, an increase of $49.5 million or 381.9% as reported and 369.2% on a constant currency basis compared to the first quarter of 2020. Organic revenue before the effect of foreign exchange increased 18%, attributable to higher revenue from new solution sales in our U.K. market and increased revenue from WWN product royalties.

International adjusted EBITDA increased $27.5 million, or 114.4%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Adjusted EBITDA margin decreased 320 basis points for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Excluding the net impact of the Bisnode acquisition, adjusted EBITDA margin was 37.8% for the three months ended March 31, 2021, an increase of 430 basis points versus prior year’s margin.

Balance Sheet

As of March 31, 2021, we had cash and cash equivalents of $173.4 million and total principal amount of debt of $3,674.0 million. We had the full capacity available on our $850 million revolving credit facility as of March 31, 2021.

On January 27, 2021 we refinanced our term loan and reduced the spread by 50 basis points, from 375 basis points to 325 basis points which will save us approximately $14 million of annual interest.

Business Outlook

Dun & Bradstreet is reiterating its previously provided full year 2021 outlook as follows:
•Adjusted Revenues are expected to be in the range of $2,145 million to $2,175 million.
•Adjusted EBITDA is expected to be in the range of $840 million to $855 million.
•Adjusted EPS is expected to be in the range of $1.02 to $1.06.

The foregoing forward-looking statements reflect Dun & Bradstreet’s expectations as of today's date and Revenue assumes constant foreign currency rates. Dun & Bradstreet does not present a qualitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measure due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Dun & Bradstreet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Dun & Bradstreet will host a conference call to discuss the first quarter 2021 financial results on May 5, 2021 at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing 833-350-1376, or for international callers 647-689-6655 and enter conference ID: 4595457. The conference call replay will be available from 11:00 a.m. ET on May 5, 2021, through May 12, 2021, by dialing 800-585-8367, or for international callers 416-621-4642. The replay passcode will be 4595457.

The call will also be webcast live from Dun & Bradstreet’s investor relations website at https://investor.dnb.com. Following the completion of the call, a recorded replay of the webcast will be available on the website.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Use of Non-GAAP Financial Measures

In addition to reporting GAAP results, we evaluate performance and report our results on the non-GAAP financial measures discussed below. We believe that the presentation of these non-GAAP measures provides useful information to investors and rating agencies regarding our results, operating trends and performance between periods. These non-GAAP financial measures include adjusted revenue, organic revenue, adjusted earnings before interest, taxes, depreciation and amortization (‘‘adjusted EBITDA’’), adjusted EBITDA margin, adjusted net income and adjusted net earnings per diluted share. Adjusted results are non-GAAP measures that adjust for the impact due to purchase accounting application and divestitures, restructuring charges, equity-based compensation, acquisition and divestiture-related costs (such as costs for bankers, legal fees, due diligence, retention payments and contingent consideration adjustments) and other non-core gains and charges that are not in the normal course of our business (such as gains and losses on sales of businesses, impairment charges, effect of significant changes in tax laws and material tax and legal settlements). We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of our ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily the Take-Private Transaction (refer to Note 5 to the condensed consolidated financial statements for the three months ended March 31, 2021 included in the Quarterly Report on Form 10-Q for the first quarter of 2021) and the recent Bisnode acquisition. We believe that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, our costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in our operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate. As a result, we monitor our adjusted revenue growth both after and before the effects of foreign exchange rate changes. We believe that these supplemental non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance and comparability of our operating results from period to period. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

Our non-GAAP or adjusted financial measures reflect adjustments based on the following items, as well as the related income tax.

Adjusted Revenue

We define adjusted revenue as revenue adjusted to include a revenue adjustment due to the timing of the completion of the Bisnode acquisition. Management uses this measure to evaluate ongoing performance of the business period over period. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate.

Organic Revenue

We define organic revenue as adjusted revenue before the effect of foreign exchange excluding revenue from the acquired company for the first twelve months. We believe the organic measure provides investors and analysts with useful supplemental information regarding the Company’s underlying revenue trends by excluding the impact of acquisitions.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. excluding the following items:

•depreciation and amortization;

•interest expense and income;

•income tax benefit or provision;

•other expenses or income;

•equity in net income of affiliates;

•net income attributable to non-controlling interests;

•dividends allocated to preferred stockholders;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization) and acquisitions;

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring incentive expenses associated with our synergy program;

•legal reserve and costs associated with significant legal and regulatory matters; and

•asset impairment.

We calculate adjusted EBITDA margin by dividing adjusted EBITDA by adjusted revenue.

Adjusted Net Income

We define adjusted net income as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. adjusted for the following items:

•incremental amortization resulting from the application of purchase accounting. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and is not indicative of our ongoing and underlying operating performance. The Company believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, the Company’s costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Company’s operating costs as personnel, data fee, facilities, overhead and similar items;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization) and acquisitions;

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring incentive expenses associated with our synergy program;

•legal reserve and costs associated with significant legal and regulatory matters;

•change in fair value of the make-whole derivative liability associated with the Series A Preferred Stock;

•asset impairment;

•dividends allocated to preferred stockholders;

•merger, acquisition and divestiture-related non-operating costs;

•debt refinancing and extinguishment costs; and

•tax effect of the non-GAAP adjustments and the impact resulting from the enactment of the CARES Act.

Adjusted Net Earnings per Diluted Share

We calculate adjusted net earnings per diluted share by dividing adjusted net income (loss) by the weighted average number of common shares outstanding for the period plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plan.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements, including statements regarding expectations, hopes, intentions or strategies regarding the future. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; (ii) the short- and long-term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; (iii) our ability to implement and execute our strategic plans to transform the business; (iv) our ability to develop or sell solutions in a timely manner or maintain client relationships; (v) competition for our solutions; (vi) harm to our brand and reputation; (vii) unfavorable global economic conditions; (viii) risks associated with operating and expanding internationally; (ix) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (x) failure in the integrity of our data or systems; (xi) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (xii) loss of access to data sources; (xiii) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xiv) loss or diminution of one or more of our key clients, business partners or government contracts; (xv) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xvi) our ability to protect our intellectual property adequately or cost-effectively; (xvii) claims for intellectual property infringement; (xviii) interruptions, delays or outages to subscription or payment processing platforms; (xix) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xx) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xxi) compliance with governmental laws and regulations; (xxii) risks associated with our structure and status as a "controlled company;" and (xxiii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our Annual Report on Form 10-K and filed with the Securities and Exchange Commission on February 25, 2021.

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Operations
(Amounts in millions, except per share data)
(Unaudited)

	Three months ended March 31,
	2021	2020 (1)
Revenue	$504.5	$395.7
Operating expenses	160.9	138.6
Selling and administrative expenses	179.8	125.1
Depreciation and amortization	149.7	134.4
Restructuring charges	5.8	4.8
Operating costs	496.2	402.9
Operating income (loss)	8.3	(7.2)
Interest income	0.1	0.3
Interest expense	(48.9)	(83.0)
Other income (expense) - net	6.8	89.3
Non-operating income (expense) - net	(42.0)	6.6
Income (loss) before provision (benefit) for income taxes and equity in net income of affiliates	(33.7)	(0.6)
Less: provision (benefit) for income taxes	(9.8)	(74.2)
Equity in net income of affiliates	0.6	0.7
Net income (loss)	(23.3)	74.3
Less: net (income) loss attributable to the non-controlling interest	(1.7)	(0.4)
Less: Dividends allocated to preferred stockholders	—	(32.0)
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(25.0)	$41.9

Basic earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$(0.06)	$0.13
Diluted earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$(0.06)	$0.13
Weighted average number of shares outstanding-basic	428.5	314.5
Weighted average number of shares outstanding-diluted	428.5	314.5

(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three months ended March 31, 2021, included in the Quarterly Report on Form 10-Q for the first quarter of 2021.

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions, except share data and per share data)
(Unaudited)

	March 31, 2021	December 31, 2020 (1)
Assets
Current assets
Cash and cash equivalents	$173.4	$352.3
Accounts receivable, net of allowance of $14.6 at March 31, 2021 and $11.4 at December 31, 2020	366.8	319.3
Other receivables	8.9	7.5
Prepaid taxes	69.6	130.4
Other prepaids	48.4	37.9
Other current assets	6.1	27.0
Total current assets	673.2	874.4
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $22.2 at March 31, 2021 and $14.3 at December 31, 2020	27.9	25.7
Computer software, net of accumulated amortization of $148.2 at March 31, 2021 and $125.6 at December 31, 2020	508.1	437.0
Goodwill	3,318.2	2,857.9
Deferred income tax	14.9	14.1
Other intangibles	5,157.7	4,814.8
Deferred costs	87.2	83.8
Other non-current assets	137.7	112.6
Total non-current assets	9,251.7	8,345.9
Total assets	$9,924.9	$9,220.3
Liabilities
Current liabilities
Accounts payable	$76.0	$60.1
Accrued payroll	78.3	110.5
Accrued income tax	22.6	3.9
Short-term debt	28.1	25.3
Other accrued and current liabilities	156.9	151.1
Deferred revenue	634.4	477.2
Total current liabilities	996.3	828.1
Long-term pension and postretirement benefits	334.1	291.5
Long-term debt	3,548.0	3,255.8
Liabilities for unrecognized tax benefits	18.9	18.9
Deferred income tax	1,202.4	1,106.6
Other non-current liabilities	147.0	135.5
Total liabilities	6,246.7	5,636.4
Commitments and contingencies

Equity
Common Stock, $0.0001 par value per share, authorized—2,000,000,000 shares; 431,915,923 shares issued and 431,444,207 shares outstanding at March 31, 2021 and 423,418,131 shares issued and 422,952,228 shares outstanding at December 31, 2020	—	—
Capital surplus	4,475.2	4,310.1
Accumulated deficit	(718.9)	(693.9)
Treasury Stock, 471,716 shares at March 31, 2021 and 465,903 shares at December 31, 2020	(0.3)	—
Accumulated other comprehensive loss	(138.4)	(90.6)
Total stockholder equity	3,617.6	3,525.6
Non-controlling interest	60.6	58.3
Total equity	3,678.2	3,583.9
Total liabilities and stockholder equity	$9,924.9	$9,220.3
(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three months ended March 31, 2021, included in the Quarterly Report on Form 10-Q for the first quarter of 2021.

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Tabular amounts in millions)
(Unaudited)

	Three months ended March 31,
	2021	2020 (1)
Cash flows provided by (used in) operating activities:
Net income (loss)	$(23.3)	$74.3
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	149.7	134.4
Amortization of unrecognized pension loss (gain)	0.5	(0.1)
Equity-based compensation expense	7.9	3.8
Restructuring charge	5.8	4.8
Restructuring payments	(3.3)	(6.0)
Change in fair value of make-whole derivative liability	—	(69.8)
Changes in deferred income taxes	(26.1)	(12.0)
Changes in prepaid and accrued income taxes	11.0	(71.0)
Changes in operating assets and liabilities: (2)
(Increase) decrease in accounts receivable	9.9	17.4
(Increase) decrease in other current assets	60.2	(4.4)
Increase (decrease) in deferred revenue	78.7	85.3
Increase (decrease) in accounts payable	(2.1)	(2.1)
Increase (decrease) in accrued liabilities	(61.5)	(99.0)
Increase (decrease) in other accrued and current liabilities	(20.9)	(28.6)
(Increase) decrease in other long-term assets	(2.6)	(8.2)
Increase (decrease) in long-term liabilities	(23.9)	(15.7)
Net, other non-cash adjustments (3)	8.2	2.0
Net cash provided by (used in) operating activities	168.2	5.1
Cash flows provided by (used in) investing activities:
Acquisitions of businesses, net of cash acquired (4)	(617.0)	(15.8)
Cash settlements of foreign currency contracts	23.3	1.6
Capital expenditures	(1.2)	(1.4)
Additions to computer software and other intangibles	(42.4)	(18.4)
Other investing activities, net	(0.6)	—
Net cash provided by (used in) investing activities	(637.9)	(34.0)
Cash flows provided by (used in) financing activities:
Payments of dividends	—	(32.0)
Proceeds from borrowings on Credit Facility	50.0	337.1
Proceeds from borrowings on Term Loan Facilities	300.0	—
Payments of borrowings on Credit Facility	(50.0)	(137.1)
Payments of borrowing on Term Loan Facility	(7.0)	—
(Payments) proceeds of borrowings on Bridge Loan	—	(63.0)
Payment of debt issuance costs	(2.6)	(0.8)
Other financing activities, net	(0.3)	(0.3)
Net cash provided by (used in) financing activities	290.1	103.9
Effect of exchange rate changes on cash and cash equivalents	0.7	(1.3)
Increase (decrease) in cash and cash equivalents	(178.9)	73.7
Cash and Cash Equivalents, Beginning of Period	352.3	84.4
Cash and Cash Equivalents, End of Period	$173.4	$158.1
Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Income Taxes, Net of Refunds	$(57.4)	$8.8
Interest	$63.0	$103.1
(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three months ended March 31, 2021, included in the Quarterly Report on Form 10-Q for the first quarter of 2021.
(2)Net of the effect of acquisitions.
(3) Includes non-cash amortization of deferred debt issuance cost and discount of $4.7 million and $11.9 million for the three months ended March 31, 2021 and 2020, respectively.
(4)In connection with the Bisnode acquisition, we also issued 6,237,087 shares of common stock of the Company in a private placement valued at $158.9 million based on the stock closing price on January 8, 2021.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in millions)

Reconciliation of Revenue to Adjusted Revenue and Organic Revenue

	Three months ended March 31,
	2021	2020
Revenue	$504.5	$395.7
Revenue adjustment due to the Bisnode acquisition close timing	4.6	—
Adjusted revenue (a)	509.1	395.7
Foreign currency impact	(1.0)	2.1
Adjusted revenue before the effect of foreign currency (a)	$508.1	$397.8
Net revenue from Bisnode acquisition - before the effect of foreign currency	(87.7)	—
Organic revenue - before the effect of foreign currency (a)	$420.4	$397.8

North America	$339.4	$341.5
International	169.9	71.6
Segment revenue	$509.3	$413.1
Corporate and other (a)	(0.2)	(17.4)
Foreign currency impact	(1.0)	2.1
Adjusted revenue before the effect of foreign currency (a)	$508.1	$397.8
Net revenue from Bisnode acquisition - before the effect of foreign currency	(87.7)	—
Organic revenue - before the effect of foreign currency (a)	$420.4	$397.8

(a) Includes deferred revenue purchase accounting adjustments	$(0.2)	$(17.4)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended March 31,
	2021	2020
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(25.0)	$41.9
Depreciation and amortization	149.7	134.4
Interest expense - net	48.8	82.7
(Benefit) provision for income tax - net	(9.8)	(74.2)
EBITDA	163.7	184.8
Other income (expense) - net	(6.8)	(89.3)
Equity in net income of affiliates	(0.6)	(0.7)
Net income (loss) attributable to non-controlling interest	1.7	0.4
Dividends allocated to preferred stockholders	—	32.0
Other incremental or reduced expenses and revenue from the application of purchase accounting and acquisitions	(0.7)	(4.9)
Equity-based compensation	7.9	3.8
Restructuring charges	5.8	4.8
Merger and acquisition-related operating costs	3.1	2.5
Transition costs	0.6	1.6
Legal reserve associated with significant legal and regulatory matters	9.9	—
Asset impairment	1.0	0.1
Adjusted EBITDA	$185.6	$135.1

North America	$151.0	$144.5
International	51.5	24.0
Corporate and other (a)	(16.9)	(33.4)
Adjusted EBITDA (a)	$185.6	$135.1
Adjusted EBITDA Margin (a)	36.5%	34.1%
(a) Including impact of deferred revenue purchase accounting adjustments:
Impact to adjusted EBITDA	$(0.2)	$(17.4)
Impact to adjusted EBITDA margin	—%	(2.8)%

Dun & Bradstreet Holdings, Inc.
Segment Revenue and Adjusted EBITDA (Unaudited)
(Amounts in millions)

	Three months ended March 31, 2021
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$339.4	$169.9	$(0.2)	$509.1
Total operating costs	201.0	121.2	18.9	341.1
Operating income (loss)	138.4	48.7	(19.1)	168.0
Depreciation and amortization	12.6	2.8	2.2	17.6
Adjusted EBITDA	$151.0	$51.5	$(16.9)	$185.6

Adjusted EBITDA margin	44.5%	30.3%	N/A	36.5%

	Three months ended March 31, 2020
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$341.5	$71.6	$(17.4)	$395.7
Total operating costs	201.7	48.7	24.5	274.9
Operating income (loss)	139.8	22.9	(41.9)	120.8
Depreciation and amortization	4.7	1.1	8.5	14.3
Adjusted EBITDA	$144.5	$24.0	$(33.4)	$135.1

Adjusted EBITDA margin	42.3%	33.5%	N/A	34.1%

(a) Includes deferred revenue purchase accounting adjustments.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in millions)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three months ended March 31,
	2021	2020
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(25.0)	$41.9
Dividends allocated to preferred stockholders	—	32.0
Incremental amortization of intangible assets resulting from the application of purchase accounting	132.1	120.1
Other incremental or reduced expenses and revenue from the application of purchase accounting and acquisitions	(0.7)	(4.9)
Equity-based compensation	7.9	3.8
Restructuring charges	5.8	4.8
Merger and acquisition-related operating costs	3.1	2.5
Transition costs	0.6	1.6
Legal expense and costs associated with significant legal and regulatory matters	9.9	—
Change in fair value of make-whole derivative liability	—	(69.8)
Asset impairment	1.0	0.1
Merger and acquisition-related non-operating costs	2.3	—
Debt refinancing and extinguishment costs	1.1	7.0
Tax impact of the CARES Act	(0.4)	(55.6)
Tax effect of the non-GAAP adjustments	(39.9)	(34.0)
Adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (a)	$97.8	$49.5
Adjusted diluted earnings (loss) per share of common stock	$0.23	$0.16
Weighted average number of shares outstanding - diluted	429.0	314.5

(a) Including impact of deferred revenue purchase accounting adjustments:
Pre-tax impact	$(0.2)	$(17.4)
Tax impact	—	4.5
Net impact to adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(0.2)	$(12.9)
Net impact to adjusted diluted earnings (loss) per share of common stock	$—	$(0.04)

For more information, please contact:

Media Contact:
Lisette Kwong
973-921-6263
KwongL@dnb.com

Investor Contact:
Debra McCann
973-921-6008
IR@dnb.com